Exhibit 10.1
LOAN AND SECURITY AGREEMENT
          THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and EVERGREEN SOLAR, INC., a Delaware corporation with offices located at 138 Bartlett Street, Marlborough, Massachusetts 01752 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
          1 ACCOUNTING AND OTHER TERMS
          Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
          2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
          2.1.1 Revolving Advances.
               (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make Advances to Borrower up to the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
               (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
          2.1.2 Letters of Credit Sublimit.
               (a) As part of the Revolving Line and subject to deduction of Reserves, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit (but excluding any amounts drawn and reimbursed) and any Letter of Credit Reserve) may not exceed Ten Million Dollars ($10,000,000) inclusive of Credit Extensions relating to Sections 2.1.3 and 2.1.4. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its reasonable discretion), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
               (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

               (c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
               (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
          2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to One Million Dollars ($1,000,000) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time plus Credit Extensions made pursuant to Sections 2.1.2 and 2.1.4 may not exceed ten (10) times the amount of the FX Reserve. Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
          2.1.4 Cash Management Services Sublimit. Borrower may use up to Ten Million Dollars ($10,000,000) inclusive of Credit Extensions relating to Sections 2.1.2 and 2.1.3 (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). The dollar amount of any Cash Management Services provided under this sublimit will reduce the amount otherwise available under the Revolving Line. Any amounts used or reserved by Borrower for any Cash Management Services will reduce the amount otherwise available for Credit Extensions under the Revolving Line. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.2 Overadvances. If, at any time the sum of (a) the outstanding amount of any Advances (including any amounts used for Cash Management Services) plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve, plus (c) the FX Reserve exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     2.3 Payment of Interest on the Credit Extensions.
               (a) Advances. Subject to Section 2.3(b), each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate plus the applicable Prime Rate Margin (as such term is defined in the LIBOR Supplement) or the LIBOR Rate plus the applicable LIBOR Rate Margin (as such term is defined in the LIBOR Supplement), as the case may be. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to the Loan Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
               (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points (4.00%) above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

               (c) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate.
               (d) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 5(a) of the LIBOR Supplement. Subject to Sections 5 and 6 of the LIBOR Supplement, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.
               (e) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
               (f) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
               (g) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to Credit Extensions remains outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its reasonable discretion, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.
     2.4 Fees. Borrower shall pay to Bank:
               (a) Commitment Fee. A fully earned, non-refundable commitment fee of Three Hundred Fifty Thousand Dollars ($350,000), payable on the Effective Date;
               (b) Anniversary Fee. A fully earned, non-refundable anniversary fee of Two Hundred Thousand Dollars ($200,000), payable on the first anniversary of the Effective Date;
               (c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance or renewal of such Letter of Credit by Bank;
               (d) Termination Fee. In accordance with the terms of Section 12.1, a termination fee;
               (e) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on the last day of each month, in an amount equal to one-half of one percent (0.50%) per annum of the average unused portion of the Revolving Line in the applicable monthly period, as determined by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall exclude any amounts reserved under the Cash Management Services Sublimit for products provided and any amounts reserved under the Foreign Exchange Sublimit for FX Forward Contracts. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.4(e) notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and
               (f) Bank Expenses. All Bank Expenses (including documented reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

          3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
               (a) Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;
               (b) Borrower shall have delivered duly executed original signatures to the Control Agreements;
               (c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;
               (d) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;
               (e) (Reserved)
               (f) the duly executed original signatures to each Guaranty Agreement and Guarantor Security Agreement, together with the completed Borrowing Resolutions for each Guarantor;
               (g) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
               (h) Borrower shall have delivered the Perfection Certificate executed by Borrower and each Guarantor;
               (i) Borrower shall have delivered a landlord’s consent executed by each landlord of the Borrower for the locations identified in the Perfection Certificate, to the extent required by Bank, in favor of Bank;
               (j) Borrower shall have delivered a bailee’s/warehouseman’s waiver executed by each bailee of Borrower, to the extent required by Bank, in favor of Bank;
               (k) Borrower shall have delivered a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;
               (l) Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;
               (m) the completion of the Initial Audit sixty (60) days prior to the initial Credit Extension, with results satisfactory to Bank in its sole and absolute discretion; and
               (n) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
               (a) Other than during a Streamline Period, timely receipt of an executed Transaction Report;
               (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 are true in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
               (c) in Bank’s reasonable discretion, there has not been a Material Adverse Change.
     3.3 Covenant to Deliver.
          Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing. In addition to and supplemental of the requirements set forth in Section 3 the LIBOR Supplement and specifically incorporated by reference herein, subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee.
          4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank. If this Agreement is terminated, upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Without limiting the foregoing, Borrower hereby authorizes Bank to file financing statements which describe the collateral as “all assets” and/or “all personal property” of Borrower or words of similar import.
          5 REPRESENTATIONS AND WARRANTIES
               Borrower represents and warrants as follows:
     5.1 Due Organization and Authorization. Borrower, each of its Subsidiaries, if any, and each Guarantor are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower and each Guarantor has delivered to Bank a completed certificate substantially in the form provided by Bank prior to the effective date, signed by Borrower, each entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s and each Guarantor’s exact legal name is that indicated on each respective Perfection Certificate and on the signature page thereof; (b) Borrower and each Guarantor is an organization of the type and is organized in the jurisdiction set forth in each respective Perfection Certificate; (c) each Perfection Certificate accurately sets forth Borrower’s or Guarantors’, as the case may be, organizational identification number or accurately states that Borrower or such Guarantor has none; (d) each Perfection Certificate accurately sets forth Borrower’s and each Guarantor’s respective place of business, or, if more than one, each chief executive office as well as Borrower’s and Guarantor’s respective mailing address (if different than its chief executive office); (e) Borrower and each Guarantor (and each respective predecessor) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries and each Guarantor is accurate and complete in all material respects. If Borrower or any Guarantor is not now a Registered Organization but later becomes one, Borrower or such Guarantor shall promptly notify Bank of such occurrence and provide Bank with Borrower’s or such Guarantor’s organizational identification number.
          The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s or any Guarantor’s organizational documents, nor constitute an event of default under any material agreement by which Borrower or any Guarantor is bound. Neither Borrower nor any Guarantor is in default under any agreement to which either is a party or by which either is bound in which the default could have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to or has rights in, and the power to transfer each item of Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith.
          The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower or Guarantor, after the date hereof, intend to store or otherwise deliver any portion of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000) per location or in the aggregate to a bailee, then such Borrower or Guarantor, as applicable, will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
          All Inventory is in all material respects of good and marketable quality, free from material defects.
          Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. To the Borrower’s knowledge, each patent is valid and enforceable, no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party.
          Except for over-the-counter software and as otherwise set forth on Schedule 1 annexed hereto, Borrower is not a party to, nor is bound by, any license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within twenty (20) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public).
     5.3 Accounts Receivable.
               (a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, each such Account is an Eligible Account or an Eligible Foreign Account.

               (b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts or Eligible Foreign Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency or similar laws relating to creditors’ rights generally.
     5.4 Litigation. Except as disclosed in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000).
     5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date hereof. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) on a going-concern basis exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.
     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries, if any, have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower or any Guarantor in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
          6 AFFIRMATIVE COVENANTS
          Borrower shall do all of the following:
     6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in each respective jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.
     6.2 Financial Statements, Reports, Certificates.
               (a) Borrower shall provide Bank with the following:
               (i) within thirty (30) days after the end of each month, and upon each request for an Advance, a Transaction Report (including a Borrowing Base Certificate and all schedules related thereto);
               (ii) within thirty (30) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, deferred revenue report and general ledger, and (D) monthly detailed backlog and perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its reasonable discretion;
               (iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;
               (iv) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;
               (v) as soon as available, and in any event within sixty (60) days following the end of Borrower’s fiscal year, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors; and
               (vi) as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants reasonably acceptable to Bank.
               Notwithstanding the foregoing, during a Streamline Period, provided no Event of Default has occurred and is continuing, Borrower shall not be required to provide Bank the reports and schedules required pursuant to clause (a)(i) and (ii) above.
               (b) In the event that Borrower is or becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within ten (10) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the internet; provided that the reports required to be delivered pursuant to this Section 6.2(b) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the internet.

     6.3 Accounts Receivable.
               (a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
               (b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts involving more than One Hundred Thousand Dollars ($100,000). Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.
               (c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall promptly deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided, however, that during a Streamline Period, such payments and proceeds shall be deposited into Borrower’s Designated Deposit Account.
               (d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
               (e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.
               (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds received by Borrower arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Revolving Line pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out, surplus or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank to the extent such proceeds are required to be delivered to Bank pursuant to the foregoing sentence. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.5 Taxes; Pensions. Make, and cause each of its Subsidiaries, if any, to make, timely payment of all foreign, federal, state and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof), and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times (but not more than two (2) times per year prior to the occurrence of an Event of Default), on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits, including, without limitation, the Initial Audit, shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses provided that so long as no Event of Default shall have occurred (or if an Event of Default shall have occurred, such Event of Default shall have been waived by Bank in accordance with the terms hereof), Borrower shall only be liable for the expenses of two (2) audits per fiscal year. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall reimburse Bank for any out-of-pocket expenses incurred by Bank as a result of the cancellation or rescheduling.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Revolving Line. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option, within ninety (90) days of the receipt by Borrower of such proceeds, of (i) remitting such proceeds to Bank on account of the Obligations or (ii) applying such proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (X) shall be of equal or like value as the replaced or repaired Collateral and (Y) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
     6.8 Operating Accounts.
               (a) Maintain its and its Subsidiaries’ depository, operating accounts and securities accounts with Bank and Bank’s affiliates with all excess funds maintained at or invested through Bank or an affiliate of Bank which accounts shall represent (i) at least fifty-one percent (51%) of the dollar value of Borrower’s and such Subsidiaries’ accounts at all financial institutions and (ii) at least sixty-seven percent (67%) of its and its Subsidiaries’ cash located in the United States.
               (b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution in the United States other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains in the United States, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (ii) the Deutsche Account, (iii) the Anglo Account and (iv) deposit accounts used solely for petty cash.
     6.9 Financial Covenant.
               Borrower shall maintain at all times, to be tested by Bank at any time in its sole discretion and to be certified by Borrower as of the last day of each month:
               (a) Liquidity. Borrower’s unrestricted cash at Bank and unrestricted Cash Equivalents at Bank plus the lesser of (a) (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserves), minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) of at least Eighty Million Dollars ($80,000,000).
     6.10 Protection of Intellectual Property Rights. Borrower shall: (a) use reasonable efforts to protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing when Borrower becomes aware of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, unless Borrower determines that reasonable business practices suggest that abandonment, forfeiture or dedication is appropriate.
     6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     6.12 Designated Senior Debt. Borrower acknowledges that, other than as described herein and except for Permitted Indebtedness that is subject to Permitted Liens, the Obligations are senior in all respects to all other Indebtedness of the Borrower. Borrower shall designate all principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement as “Designated Senior Debt”, or such similar term, in any future Subordinated Debt incurred by Borrower after the date hereof, if such Subordinated Debt contains such term or similar term and if the effect of such designation is to grant Bank the same or similar rights as granted to Bank as a holder of “Designated Senior Indebtedness” or such other term or similar term under the Indenture.
     6.13 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
          7 NEGATIVE COVENANTS
          Borrower shall not do any of the following without Bank’s prior written consent, which consent shall not be unreasonably withheld or delayed:
          7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn-out, surplus or obsolete Equipment; (c) Transfers in connection with Permitted Liens and Permitted Investments; (d) Transfers of property in connection with sale-leaseback transactions; (e) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries; (f) Transfers of non-exclusive licenses or user agreements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (g) sales or discounting of delinquent accounts in the ordinary course of business; (h) Transfers associated with the making or disposition of a Permitted Investment; (i) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; (j) Transfers of intellectual property rights jointly developed by Borrower and a third party in connection with a joint development agreement in which Borrower obtains certain intellectual property rights and the applicable third party obtains certain intellectual property rights; and (k) Transfers not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, five percent (5.0%) of Borrower’s consolidated total assets as of the last day of the fiscal year immediately preceding the date of determination. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in Borrower’s intellectual property.
     7.2 Changes in Business, Management, Control or Business Locations. (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto or (b) liquidate or dissolve. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person other than with Borrower, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where no Event of Default has occurred and is continuing or would result from such action, and Borrower is the surviving entity.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except for over-the-counter software and as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
     7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) or (b) transactions among Borrower and its Subsidiaries, if any and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor or similar agreement in form and substance acceptable to Bank to which such Subordinated Debt is subject (a “Subordination Agreement”), or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
          8 EVENTS OF DEFAULT
          Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
               (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.8, or 6.9 or violates any covenant in Section 7; or
               (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Change of Control. A Change of Control occurs;
     8.5 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank (or Bank’s Affiliate) seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Five Hundred Thousand Dollars ($500,000) becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);
     8.6 Insolvency. Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.7 Other Agreements. If Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition shall exist under any agreement or instrument relating to Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of indebtedness in excess of One Million Dollars ($1,000,000) or cause the mandatory repurchase of any indebtedness in excess of One Million Dollars ($1,000,000);
     8.8 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
     8.9 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
     8.11 Subordinated Debt. A default or breach by Borrower occurs under any agreement between Borrower and any creditor of Borrower which gives such creditor the right to accelerate the Subordinated Debt (whether or not such right is exercised by such creditor) owed by Borrower to such creditor that (i) signed a Subordination Agreement or (ii) is otherwise subject to an agreement pursuant to which its obligations are subordinated to the Obligations to Bank, or any creditor that is subject to such an agreement breaches any terms of such agreement.
          9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following to the extent permitted by law:
               (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
               (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
               (c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
               (d) terminate any FX Contracts;
               (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
               (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Bank’s rights or remedies;

               (g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
               (h) in Bank’s reasonable discretion, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s reasonable exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
               (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
               (j) demand and receive possession of Borrower’s Books; and
               (k) in Bank’s reasonable discretion, exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof, in Bank’s reasonable discretion).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder terminates and shall thereupon terminate.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. If no Event of Default has occurred and is continuing and except for debits made by Bank pursuant to the terms of Section 2.3(f) hereof which shall be applied to the payment of principal, interest or such other amounts for which such debit shall have been made in accordance with the terms thereof, and subject to Section 12.1 hereof, Bank may apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral in accordance with the terms hereof, first, to Bank Expenses, including without limitation, the documented reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due on the Revolving Line; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its reasonable discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its reasonable judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and is not in violation of any applicable law regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
          10 NOTICES
          All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered by one of the methods set forth in paragraphs (a) – (d) or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Evergreen Solar, Inc.
138 Bartlett St.
Marlborough, MA 01752
Attn: Messrs. Michael El-Hillow and Mark Fidler
Fax: 508-229-7722
Email: melhillow@evergreensolar.com and mfidler@evergreensolar.com

with a copy to:	Evergreen Solar, Inc.
138 Bartlett St.
Marlborough, Massachusetts 01752
Attn: Christian M. Ehrbar, Esquire
Fax: 508-229-7722
Email: cehrbar@evergreensolar.com

If to Bank:	Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street, Newton, MA 02462
Attn: Ms. Irina Case
Fax: 617-969-5973
Email: icase@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: 617- 880-3456
Email: cstavros@riemerlaw.com
          11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
          Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     12 GENERAL PROVISIONS

     12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election (regardless of the existence of any Event of Default), or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to either (i) if terminated at any time prior to the first anniversary of the Effective Date, an amount equal to one and one-half of one percent (1.50%) of the Revolving Line (i.e. Six Hundred Thousand Dollars ($600,000)) or (ii) if terminated at any time after the first anniversary of the Effective Date but prior to the Revolving Line Maturity Date, an amount equal to one percent (1.00%) of the Revolving Line (i.e. Four Hundred Thousand Dollars ($400,000)); provided that in no event will the fees in both of the immediately preceding clauses (i) and (ii) be required to be paid and no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.
     12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party (other than Borrower) in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including documented reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
     12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.9 Confidentiality. In handling any Borrower financial information or other Borrower confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, provided that Bank is the prevailing party, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     12.11 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
          13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings or the meanings set forth in the LIBOR Supplement:
          “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
          “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
          “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
          “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
          “Agreement” is defined in the preamble hereof.
          “Availability Amount” is (I) during a Streamline Period, the Committed Availability; or (II) at all other times, (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit but excluding any amounts drawn and reimbursed) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).
          “Bank” is defined in the preamble hereof.
          “Bank Expenses” are all documented audit fees and expenses, costs, and expenses (including documented reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Bank with respect to Borrower.
          “Borrower” is defined in the preamble hereof.

          “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
          “Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts plus (b) sixty-five percent (65%) of Eligible Foreign Accounts plus (c) forty percent (40%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) (provided, however, such amount in clause (c) shall not exceed the lesser of (i) Seven Million Five Hundred Thousand Dollars ($7,500,000) or (ii) forty percent (40%) of the sum of clause (a) plus clause (b) plus clause (c)), plus, at any time prior to October 1, 2008, Ten Million Dollars ($10,000,000), in the case of each of clauses (a), (b) and (c), as reasonably determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may, after consultation with the Borrower, increase or decrease the foregoing amounts and/or percentages in its reasonable discretion based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
          “Borrowing Base Certificate” is that certain certificate included within each Transaction Report.
          “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other appropriate body and delivered by such Person to Bank approving the transactions contemplated by the Loan Documents to which such Person is a party, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) and titles(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
          “Business Day” is any day other than a Saturday, Sunday or other day on which Bank is closed, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.
          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (e) any other short-term investments, as defined by U.S.GAAP or designated as such by Bank, permitted under Borrower’s investment policy as in effect on the Effective Date.
          “Cash Management Services” is defined in Section 2.1.4.
          “Cash Management Services Sublimit” is defined in Section 2.1.4.
          “Change of Control” is a transaction in which any “person” (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act, as amended) becomes the “beneficial owner” (as defined in Rule 13-d-3 promulgated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than forty percent (40%) of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors.
          “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
          “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
          “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
          “Committed Availability” means, as the date of determination, an amount equal to the sum of (a) the Revolving Line minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserves), minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).
          “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
          “Communication” is defined in Section 10.
          “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
          “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
          “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
          “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
          “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
          “Default Rate” is defined in Section 2.3(b).
          “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
          “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
          “Designated Deposit Account” is Borrower’s deposit account, account number ___, maintained with Bank.
          “Dollars,” “dollars” and “$” each mean lawful money of the United States.
          “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
          “Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date after consultation with Borrower, to adjust any of the criteria set forth below and to establish new criteria in its reasonable discretion. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
          (a) Accounts for which the Account Debtor has not been invoiced;
          (b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
          (c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
          (d) Credit balances over ninety (90) days from invoice date;
          (e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
          (f) Represent progress billings, or be due under a fulfillment or requirements contract;
          (g) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada, except for Eligible L/C Foreign Accounts;
          (h) Accounts owing from the United States or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
          (i) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
          (j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
          (k) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
          (l) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
          (m) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);
          (n) Accounts for which Bank, after consultation with Borrower, has determined in its reasonable discretion collection to be doubtful; and
          (o) other Accounts, after consultation with Borrower, Bank deems ineligible in the exercise of its reasonable discretion.
          “Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but that are otherwise Eligible Accounts that are (a) covered by credit insurance satisfactory to Bank, less any deductible or (b) approved by Bank in writing.
          “Eligible L/C Foreign Accounts” are accounts for which the Account Debtor does not have its principal place of business in the United States but that are otherwise Eligible Accounts that are supported by letter(s) of credit acceptable to Bank.

          “Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of raw materials and finished goods located in the United States, in each case that is in good, new, and salable condition, which is not perishable, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is subject only to the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is located at Borrower’s principal place of business (or any location that is subject to a landlord consent or bailee waiver in favor of Bank); and (f) is otherwise acceptable to Bank in its reasonable discretion.
          “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
          “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
          “Event of Default” is defined in Section 8.
          “EverQ GmbH Joint Venture” means Borrower’s joint venture located in Thalheim, Germany, established for the purposes of manufacturing solar panels using Borrower’s string ribbon technology.
          “Foreign Currency” means lawful money of a country other than the United States.
          “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
          “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
          “FX Forward Contract” is defined in Section 2.1.3.
          “FX Reserve” is defined in Section 2.1.3.
          “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
          “Guarantor” is any present or future guarantor of the Obligations, including, without limitation, Evergreen Solar Securities Corporation, a Massachusetts corporation and ESLR1, LLC, a Delaware limited liability company.
          “Guarantor Security Agreement” is that certain Guarantor Security Agreement, dated as of the Effective Date, executed by each Guarantor in favor of Bank with respect to the Obligations of Borrower, and any other security agreement executed by any other guarantor at any time after the Effective Date in favor of Bank with respect to the Obligations of Borrower.

          “Guaranty Agreement” is that certain Unconditional Guaranty Agreement, dated as of the Effective Date, executed by each Guarantor in favor of Bank with respect to the Obligations of Borrower, and any other guaranty agreement executed at any time after the Effective Date in favor of Bank with respect to the Obligations of Borrower.
          “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
          “Indenture” is that certain First Supplemental Indenture dated as of July 2, 2008, executed by and between Borrower, as issuer, and U.S. Bank National Association, as trustee, relating to 4% Senior Convertible Notes due 2013, as supplemented from time to time.
          “Initial Audit” is Bank’s initial inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, to occur no later than December 31, 2008.
          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
          “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
          “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
          “Joint Ventures” means EverQ GmbH Joint Venture and any joint ventures of Borrower entered into after the date hereof.
          “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
          “Letter of Credit Application” is defined in Section 2.1.2(a).
          “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
          “LIBOR Supplement” is attached as Exhibit C hereto.
          “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
          “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, each Guaranty Agreement, each Guarantor Security Agreement, the Pledge Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
          “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, results of operations, or financial condition of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
          “Material Indebtedness” is any Indebtedness (excluding trade payables or other accrued expenses incurred in the ordinary course of business), the principal amount of which is equal to or greater than One Million Dollars ($1,000,000.00), and in any event, includes the Indebtedness evidenced by the Indenture.
          “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
          “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
          “Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.
          “Perfection Certificate” is defined in Section 5.1.
          “Permitted Distributions” is:
          (a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;
          (b) distributions or dividends consisting solely of Borrower’s capital stock;
          (c) purchases for value of any rights distributed in connection with any stockholder rights plan;
          (d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;
          (e) purchases of capital stock pledged as collateral for loans to employees;
          (f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
          (g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;
          (h) dividends or distributions from Subsidiary to Borrower or another Subsidiary; and
          (i) the settlement or performance of such Person’s obligations under any equity derivative transaction, warrant agreement, option contract or similar transaction or combination of transactions.
          “Permitted Indebtedness” is:
          (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
          (b) Indebtedness existing on the Effective Date and shown on the Schedule;

          (c) Subordinated Debt;
          (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and
          (e) (1) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and (2) Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to the obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby; and (3) Indebtedness of any Subsidiary to Borrower that are permitted under clause (d) of the definition of Permitted Investments, in the aggregate (inclusive of amounts under clause (d) of Permitted Investments) not to exceed Five Million Dollars ($5,000,000.00) in any fiscal year;
          (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
          (g) Indebtedness consisting of reimbursement obligations under letters of credit issued for the benefit of any landlord or other Person or guarantees required to secure rental payments on any real estate lease;
          (h) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
          (i) Indebtedness with respect to documentary letters of credit;
          (j) capitalized leases and purchase money Indebtedness secured by Permitted Liens;
          (k) Indebtedness consisting of a guaranty of Indebtedness incurred by the EverQ GmbH Joint Venture, up to a maximum aggregate amount of 15,000,000 EUR;
          (l) Indebtedness of entities acquired in any permitted merger or acquisition transaction;
          (m) Indebtedness evidenced by the Indenture and the convertible notes issued thereunder;
          (n) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (m) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and
          (o) the State-Sponsored Loans.
          “Permitted Investments” are:
          (a) Investments on the Effective Date;
          (b) Cash Equivalents;
          (c) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue;
          (d) Investments in, or equity contributions or asset transfers to Borrower’s Subsidiaries, or the establishment of such Subsidiaries, or Investments in, or equity contributions or asset transfers in connection with the Joint Ventures, provided, however, that such investments may not be made without the prior written consent of Bank unless Borrower’s unrestricted cash at Bank and Cash Equivalents at Bank minus any outstanding Credit Extensions is, and will continue to be immediately after any such Investment, at least two and one-half (2.5) times the maximum amount of the Revolving Line;

          (e) Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary, provided that any such Collateral Accounts are permitted by this Agreement;
          (f) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;
          (g) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;
          (h) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;
          (i) Investments acquired as a result of a foreclosure with respect to any secured Investment;
          (j) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
          (k) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors as long as no cash proceeds are distributed in connection therewith;
          (l) deposits, repayments and other credits to suppliers who are not Affiliates made in the ordinary course of business;
          (m) Investments received in a transaction permitted under Section 7.3;
          (n) Investments in an aggregate amount of up to Two Million Dollars ($2,000,000) after the Effective Datein the EverQ GmbH Joint Venture;
          (o) Investments in the EverQ GmbH Joint Venture in excess of the amounts permitted pursuant to clause (d) and (n) hereof (an “Additional Investment”); provided, however, that prior to making any such Additional Investment, (I) no Event of Default shall have occurred and be continuing; and (II) Borrower shall provide Bank (X) ten (10) Business Days advance notice of Borrower’s intent to make such Additional Investment, and (Y) evidence satisfactory to Bank, in its reasonable discretion, that immediately prior to and after giving effect to such Additional Investment, Borrower will be in compliance with the Liquidity covenant contained in Section 6.9(a) hereof; and
          (p) other Investments in an amount not to exceed One Million Dollars ($1,000,000) in any fiscal year.
          “Permitted Liens” are:
          (a) (i) Liens existing on the Effective Date and shown on the Perfection Certificate or (ii) Liens arising under this Agreement and the other Loan Documents;
          (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, if they have no priority over any of Bank’s Liens;
          (c) purchase money Liens or leases (i) on Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) securing no more than Two Million Dollars ($2,000,000) on the aggregate amount outstanding, or (ii) existing on Equipment (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereto);
          (d) Liens in favor of carriers, warehouseman, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;
          (e) Liens to secure pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and compliance with other social security requirements applicable to Borrower;
          (f) Liens in the nature of easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and which do not represent or secure an obligation for borrowed money;
          (g) Liens arising under lease or rental agreements to secure landlords, lessors or renters and confined to the premises or property rented so long as such Liens have been subordinated to Bank’s lien pursuant to an agreement or agreements in form and substance satisfactory to Bank;
          (h) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (g), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;
          (i) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
          (j) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
          (k) Liens on assets acquired in mergers and acquisitions not prohibited by Section 7 of this Agreement;
          (l) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit;
          (m) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;
          (n) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions, to the extent such Liens secure amounts due as a result of administrative or maintenance of such deposit or securities accounts;
          (o) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;
          (p) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (q) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums; and
          (r) Liens on equipment with a purchase price of up to Twenty-Five Million Dollars ($25,000,000) to be specified by Borrower to secure amounts borrowed pursuant to the State–Sponsored Loans.
          “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
          “Pledge Agreement” means the Stock Pledge Agreements, dated as of the Effective Date, executed by Borrower in favor of Bank with respect to the Obligations of Borrower, and any other pledge agreement executed at any time after the Effective Date in favor of Bank with respect to the Obligations of Borrower.
          “Prime Rate” is the greater of (i) five percent (5.00%) and (ii) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
          “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
          “Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its reasonable discretion after consultation with Borrower, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect adverse events or conditions not contemplated by Borrower’s most recent business plan presented to and accepted by Bank which, as determined by Bank in its reasonable discretion after consultation with Borrower, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any material increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s determination made in its reasonable discretion after consultation with Borrower that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in its reasonable discretion after consultation with Borrower constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. Consultation with Borrower by the Bank shall consist of at least five (5) business days written notice by email or otherwise in accordance with Article 10 of the Agreement and a good faith effort on the part of Bank and Borrower to review together and discuss the basis for Reserves or an increase in the Reserves. From time-to-time following the establishment of Reserves, upon the request of Borrower, Bank shall in good faith consider and consult with Borrower regarding a reduction in the Reserves in light of any change in, or elimination of, the events or conditions that gave rise to the Reserves.
          “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
          “Revolving Line” is an Advance or Advances in an aggregate amount of up to Forty Million Dollars ($40,000,000) outstanding at any time.
          “Revolving Line Maturity Date” is October       , 2010.
          “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
          “Settlement Date” is defined in Section 2.1.3.
          “State-Sponsored Loans” means loans in the aggregate amount of up to Twenty Million Dollars ($20,000,000) to be made to Borrower by the Commonwealth of Massachusetts or agencies thereof or by private banking institutions in connection with loans made by the Commonwealth of Massachusetts or agencies thereof.
          “Streamline Period” is, (X) solely for purposes of determining the LIBOR Rate Margin and the Prime Rate Margin (as each term is defined in the LIBOR Supplement), each fiscal quarter for which Borrower has maintained, for the immediately preceding fiscal quarter of Borrower, an average daily balance of unrestricted cash at Bank and Cash Equivalents at Bank minus the average daily balance of outstanding Credit Extensions for such fiscal quarter in an amount greater than or equal to One Hundred Million Dollars ($100,000,000); and (Y) for all other purposes, any date on which Borrower has unrestricted cash at Bank and Cash Equivalents at Bank minus any outstanding Credit Extensions in an amount greater than or equal to One Hundred Million Dollars ($100,000,000), as determined by Bank at any time in its sole discretion.
          “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (either by its terms or pursuant to a Subordination Agreement or other similar agreement in form and substance satisfactory to Bank, entered into between Bank and the other creditor), on terms acceptable to Bank.
          “Subordination Agreement” is defined in Section 7.9.
          “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
          “Transaction Report” is the Bank’s standard reporting package provided by Bank directly to Borrower.
          “Transfer” is defined in Section 7.1.
          “Unused Revolving Line Facility Fee” is defined in Section 2.4(e).
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.
BORROWER:
EVERGREEN SOLAR, INC.

By	/s/ Michael El-Hillow
Name:	Michael El-Hillow
Title:	Chief Financial Officer

BANK:
SILICON VALLEY BANK

By	/s/ Michael J. Tramack
Name:	Michael J. Tramack
Title:	Senior Vice President

Effective Date: October 16, 2008
[Signature page to Loan and Security Agreement]

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
          (i) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;
          (ii) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
          Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended), which shares entitle the holder thereof to vote for directors or any other matter; or (b) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.
          Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

1

EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM:	EVERGREEN SOLAR, INC.
          The undersigned authorized officer of EVERGREEN SOLAR, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No

10-Q, 10-K and 8-K	Within 10 days after filing with SEC	Yes No

A/R & A/P Agings	Monthly within 30 days (not required during a Streamline Period)	Yes No

Projections	FYE within 60 days	Yes No

Transaction Reports	Monthly within 30 days and with each Request for an Advance (not required during a Streamline Period)	Yes No
The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Maintain at all times:
Liquidity	$	$	Yes No

1

          The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
          The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

EVERGREEN SOLAR, INC.

By:

Name:
Title:

BANK USE ONLY

Received by:

authorized signer
Date:

Verified:

authorized signer
Date:

Compliance Status: Yes ☑ No ☐

2

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:
I. Liquidity (Section 6.9(a))
Required: Maintain unrestricted cash at Bank and Cash Equivalents at Bank plus the lesser of (a)(i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserves), minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services) of at least Eighty Million Dollars ($80,000,000)
Actual:

A. Unrestricted Cash at Bank and Cash Equivalents at Bank	$

B. Lesser of Revolving Line/Borrowing Base	$

C. Outstanding Credit Extensions (including Advances, FX Reserves, drawn but unreimbursed Letters of Credit, Letter of Credit Reserves, amounts used for Cash Management Services and any other Reserves)
$

D. LIQUIDITY (line A plus line B minus line C)	$
Is line D equal to or greater than $80,000,000?
                      No, not in compliance                                  Yes, in compliance

3

EXHIBIT C
LIBOR SUPPLEMENT TO AGREEMENT
          This LIBOR Supplement to Agreement (the “LIBOR Supplement”) is a supplement to the Loan and Security Agreement (the “Loan Agreement”) dated as of October            , 2008 between Silicon Valley Bank (“Bank”) and Evergreen Solar, Inc. (the “Borrower”), and forms a part of and is incorporated into the Loan Agreement. Notwithstanding any other provision of the Loan Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:
          1 DEFINITIONS.
          “Additional Costs” is defined in Section 6(b) of this LIBOR Supplement.
          “Continuation Date” means any date on which Borrower elects to continue a LIBOR Advance into another Interest Period.
          “Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.
          “Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.
          “Interest Payment Date” means (a) with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and the last day of each month, and (b) with respect to Prime Rate Advances, the first (1st ) day of each month (or, if the first day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.
          “Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), or three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
          “Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.
          “LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.
          “LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

1

          “LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to the greater of (i) LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period or (ii) two and one-quarter of one percent (2.25%).
          “LIBOR Rate Margin” is three and three quarters of one percent (3.75%); provided, however, during a Streamline Period, the LIBOR Rate Margin shall be three percent (3.00%).
          “Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3(a) of this LIBOR Supplement, substantially in the form of Schedule I, with appropriate insertions.
          “Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 4(b) of this LIBOR Supplement, substantially in the form of Schedule II, with appropriate insertions.
          “Parent” is defined in Section 6(c) of this LIBOR Supplement.
          “Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.
          “Prime Rate Margin” is one percent (1.00%); provided, however, during a Streamline Period, the Prime Rate Margin shall be zero percent (0.00%).
          “Regulatory Change” means, with respect to Bank, any change on or after the Effective Date of the Loan Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
          “Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.
          2 GENERAL PROVISIONS RELATING TO THE ADVANCES.
          Each Advance shall, at Borrower’s option in accordance with the terms of the Loan Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided that in no event shall Borrower maintain at any time LIBOR Advances having more than three (3) different Interest Periods. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3(a) of the Loan Agreement.
          3 PROCEDURES FOR BORROWING.
               (a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in the Loan Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) on the requested Funding Date, in the case of Prime Rate Advances, specifying:
               (1) the amount of the Advance;
               (2) the requested Funding Date;

2

               (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and
                         (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.
               (b) The proceeds of all such Advances will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.
          4 CONVERSION AND CONTINUATION ELECTIONS.
               (a) So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of the Loan Agreement; and (iii) Borrower shall have complied with such customary and reasonable procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:
                         (1) elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;
                         (2) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or
                         (3) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.
               (b) Borrower shall deliver a Notice of Conversion/Continuation to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:
               (1) proposed Conversion Date or Continuation Date;
               (2) aggregate amount of the Advances to be converted or continued;
               (3) nature of the proposed conversion or continuation; and
               (4) duration of the requested Interest Period.
               (c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have failed to timely select a new Interest Period to be applicable to such LIBOR Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.
               (d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing.

3

               (e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.
          5 SPECIAL PROVISIONS GOVERNING LIBOR ADVANCES.
               (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
               (b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.
               (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 6(d) and 6(e) of this LIBOR Supplement) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.
               (d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 5 and under Section 3 of this LIBOR Supplement shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 5 and under Section 3 of this LIBOR Supplement.
               (e) LIBOR Advances After and Event of Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 5(c) of this LIBOR Supplement, any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.
          6 ADDITIONAL REQUIREMENTS/PROVISIONS REGARDING LIBOR ADVANCES.
               (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have

4

been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.
               (b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any reasonable costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
               (1) changes the basis of taxation of any amounts payable to Bank under the Loan Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
               (2) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or
               (3) imposes any other condition affecting the Loan Agreement (or any of such extensions of credit or liabilities).
          Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 6 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 6. Determinations and allocations by Bank for purposes of this Section 6 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be made in good faith and be conclusive absent manifest error.
               (c) If Bank shall reasonably determine that the adoption or implementation after the Effective Date of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive adopted regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount reasonably deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 6(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
               (d) If, at any time, Bank, in its reasoanable discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.
               (e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 6(a) of this LIBOR Supplement). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of

5

Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 5(c) of this LIBOR Supplement, to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

6

SCHEDULE I
FORM OF NOTICE OF BORROWING
EVERGREEN SOLAR, INC.
Date:

To:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention: Corporate Services Department

Re:	Loan and Security Agreement dated as of October , 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Evergreen Solar, Inc. (“Borrower”), and Silicon Valley Bank (“Bank”)
Ladies and Gentlemen:
          The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3 of the LIBOR Supplement to the Loan Agreement, of the borrowing of an Advance.
          1. The Funding Date, which shall be a Business Day, of the requested borrowing is                                         .
          2. The aggregate amount of the requested borrowing is $                                        .
          3. The requested Advance shall consist of $                                         of Prime Rate Advances and $                                           of LIBOR Advances.
          4. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be                                          month(s).
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
          (a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof;
          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and
          (c) the requested Advance (i) if during a Streamline Period, will not exceed, as of the Funding Date, the Committed Availability, and (ii) at all other times will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (a) the Revolving Line, minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserves), minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).
[Signature page follows.]

7

Borrower:

EVERGREEN SOLAR, INC.

By:
Name:
Title:

     For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date

%

8

SCHEDULE II
FORM OF NOTICE OF CONVERSION/CONTINUATION
EVERGREEN SOLAR, INC.
Date:

To:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention:

Re:	Loan and Security Agreement dated as of October ___, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Evergreen Solar, Inc. (“Borrower”), and Silicon Valley Bank (“Bank”)
Ladies and Gentlemen:
          The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 4 of the LIBOR Supplement to the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:
          1. The date of the [conversion] [continuation] is                     , 20                    .
          2. The aggregate amount of the proposed Advances to be [converted] is $                                           or [continued] is $                                         .
          3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.
          4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be             month(s).
          The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
          (a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and
          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature page follows.]

1

Borrower:

EVERGREEN SOLAR, INC.

By:
Name:
Title:

     For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date

%

2